Exhibit 107
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Symbolic Logic, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Transaction Valuation	Fee Rate	Amount of filing fee
Fees to Be Paid	$9,600,000.00	$92.70 per $1,000,000	$889.92
Fees Previously Paid
Total Transaction Value			$9,600,000
Total Fees Due for Filing			$889.92
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$889.92

(1)
The transaction value is estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to $9,600,000 of shares.